Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

 REPORTS

EXCELLENT SECOND QUARTER

FORT LAUDERDALE, FL, December 6, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced record results for its second quarter ended October 27, 2018.

For the Three Months ended October 27, 2018:

●	Revenues were $261 million − the 16th consecutive quarter of increased growth;

●	Gross Profit increased 30 basis points to $103 million;

●	Operating Profit grew to $52 million; and

●	Net Income of $41 million and EPS of $.88 increased 21%.

“The strength of our brand and the support of our consumers allowed LaCroix to successfully weather storms directed against it and the industry in general. The outrageous and unfounded lawsuit filed October 1st severely affected shareholder value,” stated Nick A. Caporella, Chairman and Chief Executive Officer. “LaCroix as the clear leader that reflects the industry – has suffered declines but continues its stalwart charge leading the resurgence. Today, our daily order log reflects that normalcy is returning to our Company and the sparkling water category. From the end of October through December 4th, the marker that doesn’t exaggerate is the log of orders, and yesterday we once again saw orders reach daily levels of August.

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National Beverage Corp.

In summary, highly-respected experts have refuted the false and ludicrous claims that have been made, and we continue to contest the meritless complaint that has diminished shareholder value. Our marketing team is coordinating exciting new campaigns with experts in the health and wellness field, and our BrandEd team is expanding its acclaimed protocols to support new themes in additional cities. Lastly, we genuinely appreciate the mighty spirit of the LaCroix consumer that ‘doubled up’ to unite behind their brand! Innovation, passion and tenacity drive Team National to lead America in Embracing Innocence!” Caporella concluded.

Our Way is Tastefully . . .

Sparkling !!

Innovation should be new – but ours has the ‘essence’ to refresh and captivate with FIZZ + Fun

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Periods Ended

October 27, 2018 and October 28, 2017

	(in thousands, except per share amounts)
	Six Months Ended		Twelve Months Ended
	Oct. 27, 2018	Oct. 28, 2017	Oct. 27, 2018	Oct. 28, 2017

Net Sales	$553,299	$503,951	$1,025,082	$910,581

Net Income	$89,908	$72,252	$167,430	$125,698

Earnings Per Common Share
Basic	$1.93	$1.55	$3.59	$2.70
Diluted	$1.92	$1.54	$3.57	$2.68

Avg. Common Shares Outstanding
Basic	46,623	46,589	46,615	46,580
Diluted	46,923	46,921	46,922	46,848

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.